Exhibit 99.1

NEWS RELEASE
For Immediate Release
Contact: John M. Roselli
Chief Financial Officer
(610) 729-3750

CSS INDUSTRIES REPORTS FISCAL 2018 SECOND QUARTER RESULTS

Second Quarter Summary

•	Net sales flat with prior year, impacted by hurricanes late in the quarter

•	Net income of $3.0 million; adjusted EBITDA of $10.1 million

•	Diluted earnings per share of $0.33; adjusted diluted earnings per share of $0.65

•	Lower working capital investment drives improved operating cash flow

•	Company revises fiscal 2018 outlook for net sales, net income and adjusted EBITDA, including the addition of Simplicity Creative Group

PLYMOUTH MEETING, PA, November 7, 2017 - CSS Industries, Inc. (NYSE: CSS), a leading consumer products company within the seasonal, celebrations and craft markets, today announced results for its fiscal second quarter ended September 30, 2017.

Net sales in the second quarter of fiscal 2018 were $101.4 million compared to $101.3 million in the second quarter of fiscal 2017, driven by higher Craft sales, offset by lower Seasonal and Celebrations sales. Sales attributable to The McCall Pattern Company (“McCall”), which was acquired in December 2016, were $7.1 million.

Gross profit was $26.7 million in the quarter compared to $31.6 million in the prior year quarter and gross margin was 26.3 percent compared to 31.2 percent in the prior year quarter. The lower gross margin was primarily attributable to the step-up of McCall’s inventory to fair value (net sales price less selling costs) at the time of the Company’s acquisition of McCall and the corresponding sale of that inventory at little to no gross margin. Adjusted gross profit was $30.5 million for the quarter compared to $31.6 million in the prior year quarter.

Adjusted gross margin was 30.1 percent in the quarter compared to 31.2 percent in the prior year quarter, driven primarily by a lower margin sales mix in the base business, partially offset by higher McCall margins.

Operating income was $3.4 million in the quarter compared to $10.7 million in the prior year quarter. Adjusted operating income was $8.0 million compared to $10.7 million in the prior year quarter. SG&A expenses were $23.3 million in the quarter compared to $20.9 million in the prior year quarter, an increase of $2.4 million primarily due to expenses attributable to McCall.

The net income for the quarter was $3.0 million compared to net income of $7.0 million in the prior year quarter. The adjusted net income was $5.9 million compared to $6.6 million in the prior year quarter.

Adjusted EBITDA was $10.1 million for the quarter compared to $12.8 million in the prior year quarter. Diluted earnings per share (EPS) were $0.33 compared to $0.77 in the prior year period, and adjusted diluted EPS were $0.65 compared to $0.73 in the prior year quarter.

“Our sales were tracking well in July and August, but dropped sharply in September due to the impacts of Hurricane Harvey and Irma,” said President and Chief Executive Officer Christopher J. Munyan. “Our customers experienced weaker traffic in the affected areas and in some cases shifted inventory investment from discretionary categories to the products needed for the recovery and rebuilding.”

The following is a summary of net sales by product category (dollars in thousands):

	Quarter Ended September 30,
	2017	2016	Change
Seasonal	$49,528	$55,059	(10.0)%
Celebrations	31,685	34,713	(8.7)%
Craft	20,184	11,519	75.2%
Total	$101,397	$101,291	0.1%

Seasonal

The Company defines the seasonal product category as products sold to mass-market retailers for holidays and seasonal events including Christmas, Valentine’s Day, Easter and back-to-school. Sales and production forecasts for these products are known well in advance of shipment. The seasonal nature of this business has historically resulted in lower sales levels in the first and fourth quarters, and higher sales levels in the second and third quarters.
Seasonal net sales declined 10.0 percent in the quarter compared to the prior year quarter, driven primarily by lower sales of Christmas products. The reduced Christmas sales were driven primarily by lower share of Christmas ribbons and bows, as well as bags and wrap.
Celebrations

The Company defines the celebrations product category as products primarily designed to celebrate certain life events or special occasions such as weddings, birthdays, anniversaries, graduations, or the birth of a child. These products are primarily sold into mass and specialty retailers, floral and packaging wholesalers and distributors. Products in this category are generally ordered on a replenishment basis throughout the year.

Celebrations net sales declined 8.7 percent in the quarter compared to the prior year quarter, primarily driven by lower replenishment sales within infant, journals, social stationery and packaging wholesale. These declines were partially offset by higher sales within everyday ribbon and gift card holders.
Craft
The craft product category reflects products used for craft activities including ribbons, buttons, sewing patterns and accessories. These products are sold to mass market and specialty retailers on a replenishment basis.

Craft net sales increased 75.2 percent in the quarter compared to the prior year quarter, primarily driven by the impact of the McCall acquisition, which added $7.1 million of sales in the quarter. Excluding sales from McCall, net sales were $1.6 million (13.7 percent) higher than the prior year quarter, due to a ribbon reset at a major customer, as well as improved shipping performance compared to the prior year period.
Income Tax Items
The Company’s effective tax rate for the quarter was 14.3 percent compared to 36.8 percent for the prior year quarter.  The decrease in the tax rate was primarily caused by the permanent reinvestment of current offshore earnings at lower income tax rates, which was not available in the prior year first quarter.

Balance Sheet and Cash Flow

The Company ended the quarter with $27.2 million of cash, cash equivalents, and short-term investments compared to $30.2 million in the prior year quarter. The lower balance was attributable to cash used to fund the McCall acquisition in December 2016, partially offset by lower investment in working capital. Inventory increased to $106.9 million from $93.7 million in the prior year quarter, entirely attributable to the McCall acquisition and the related write-up to fair value of the inventory acquired. Excluding McCall, inventory was decreased to $86.4 million from $93.7 million, reflecting efforts to better manage inventory levels. Accounts receivable were $95.0 million compared to $91.6 million in the prior year quarter, primarily due to the timing of customer payments. Accounts Payable decreased to $26.1 million from $26.7 million in the prior year quarter, primarily due to the reduced inventory investment.

Cash used for operating activities was $34.2 million for the first six months of fiscal 2018 compared to $42.0 million in the prior year quarter, due to reduced working capital investment compared to the prior year. Year to date capital expenditures were $2.0 million compared to $2.8 million in the prior year. The Company returned $3.6 million to shareholders through cash dividends year to date, consistent with the prior year.

Simplicity Creative Group Acquisition

On November 3, 2017, the Company acquired the business and net assets of Simplicity Creative Group (“Simplicity”) from Wilton Brands LLC for $67.1 million (consisting of a base purchase price of $64.0 million, acquired cash of $1.7 million and closing adjustments of $1.4 million) in cash, subject to certain post-closing adjustments, as part of its strategy to strengthen and expand its portfolio in its core markets. Simplicity is a leading provider of home sewing patterns, decorative trims, knitting and crocheting tools, needle arts and kids’ crafts products under the Simplicity®, Wrights®, Boye®, Dimensions®, and Perler® brand names. With annual sales of approximately $90 million, Simplicity’s products are sold to mass-market retailers, specialty fabric and craft chains, wholesale distributors and online customers.

Simplicity generated sales and EBITDA of approximately $90 million and $10 million, respectively, over the twelve months ended September 30, 2017. For the balance of fiscal 2018, the Company expects Simplicity to generate $32 million to $36 million of sales and a net loss of $5 million to $6 million. The net loss is primarily the result of transaction and integration costs as well as purchase accounting adjustments. The Company expects the transaction to reduce earnings per share (EPS) by $0.55 to $0.65 for the remainder of fiscal 2018, but expects the transaction to be essentially neutral to adjusted EPS. Simplicity is expected to contribute adjusted EBITDA of $2 million to $3 million for the balance of the fiscal year. The Company expects to achieve annualized synergies of $4 million to $5 million by the third year after closing.

Outlook

The Company is adjusting its outlook for fiscal 2018 full year net sales, net income and adjusted EBITDA to reflect the addition of Simplicity, partially offset by continued softness in the base business. Net sales are now expected to be in the range of $367 million to $379 million, an increase of 14 percent to 18 percent over the prior fiscal year. The primary drivers of growth will be the full year impact of the McCall acquisition and the partial year impact of the Simplicity acquisition. Excluding these acquisitions, sales are expected to be flat to down slightly from the prior year.

The Company expects to generate a full year net loss of $2 million to $5 million. The large reduction in reported net income compared to fiscal 2017 net income of $28.5 million will be largely attributable to bargain purchase gains of $20.0 million recorded in fiscal 2017, primarily the result of the write-up of McCall acquired inventory to fair value (estimated net sales price less selling costs), and the corresponding sale of that inventory at little to no gross margin throughout fiscal 2018. In addition, the Company also expects to write up the value of Simplicity inventory to fair value and will also incur transaction and integration costs.

Adjusted EBITDA for fiscal 2018 is now expected to be in the range of $28 million to $32 million, compared to $25.1 million in fiscal 2017. The expected growth in adjusted EBITDA reflects the contributions from acquisitions and cost reductions, partially offset by a lower margin sales mix and the impact of lower manufacturing volumes resulting from the Company’s efforts to reduce inventory levels.

“We expect our base business volumes to remain challenging in this difficult retail environment, but this will be more than offset by the acquisitions of McCall and Simplicity,” said Mr. Munyan. “The lower base business volumes coupled with our efforts to reduce inventory levels are pressuring near-term profitability, but we continue to expect strong cash flow generation from operations.”

The Company will hold a conference call for investors on November 8, 2017 at 8:30 a.m. ET. The call can be accessed in the following ways:

•
By telephone: For both "listen-only" participants and those participants who wish to take part in the question-and-answer portion of the call, the dial-in number in the United States is (844) 458-8735, and for international callers, the dial-in number is (647) 253-8639. The conference ID for all callers is 96262434.

•	By webcast: www.cssindustries.com/investors-relations. The webcast will be archived for those unable to participate live.

About CSS Industries, Inc.

CSS is a consumer products company within the seasonal, celebrations and craft markets that is primarily engaged in the design, manufacture, procurement, distribution and sale of seasonal, celebrations and craft products, principally to mass market retailers. These products include craft ribbon and buttons, packaging ribbon and bows, sewing patterns, classroom exchange Valentines, infant products, journals, fashion buttons, boxed greeting cards, gift tags, gift card holders, gift bags, gift wrap, decorations, floral accessories, craft and educational products, Easter egg dyes and novelties, memory books, scrapbooks, stickers, stationery, and other items that commemorate life’s celebrations.

Cautionary Statement Regarding Estimate of EBITDA Generated by Simplicity Business and Expected Contribution of Simplicity Business to Adjusted EBITDA

With respect to our estimate of the EBITDA generated by the Simplicity business during the twelve months ended September 30, 2017 and our expectation for the contribution of the Simplicity business to our adjusted EBITDA for the remainder of fiscal 2018, we are unable to provide without unreasonable efforts a quantitative reconciliation of EBITDA and the projected adjusted EBITDA to net income, the most comparable financial measure calculated in accordance with GAAP.  As to the historical EBITDA of the Simplicity business, the financial information for the Simplicity business is included in the overall consolidated financial statements of the seller of that business, and therefore the Company is not able to reconcile the estimated EBITDA to net income for the Simplicity business, as certain GAAP information for the business is not available.  As to the expected contribution of the Simplicity business to adjusted EBITDA for the remainder of fiscal 2018, GAAP net income cannot be calculated as certain components of the calculation cannot be reasonably predicted at this time. The unavailable information would include, among other things, purchase accounting adjustments and transition and integration costs.  The probable significance of these items is also presently unknown and cannot be reasonably estimated.

Forward-looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others statements relating to: with respect to the remainder of fiscal 2018, the amount of sales and adjusted EBITDA expected to be contributed by Simplicity, the net loss expected to be generated by Simplicity, and the expected impact of Simplicity on EPS and adjusted EPS; the amount and timing of expected future synergies from the Simplicity acquisition; expected strong cash flow generation from operations in fiscal 2018; and the amount of net sales, net loss and adjusted EBITDA expected to be generated by the Company in fiscal 2018. Forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management as to future events and financial performance with respect to the Company’s operations. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they were made. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including without limitation, inherent uncertainties associated with assumptions used to forecast future financial results; execution risks that may impact the Company’s ability to achieve the financial results currently forecasted; risks associated with the Simplicity acquisition, including the risk that the Company may not realize the strategic benefits that are currently expected and the risk that expected annualized synergies will not be realized in the amounts currently expected, or at all, and that any such synergies may not be realized within the timeframe currently expected; risks associated with acquisitions generally, including acquisition integration risks and unexpected integration costs; general market and economic conditions; increased competition (including competition from foreign products which may be imported at less than fair value and from foreign products which may benefit from foreign governmental subsidies); information technology risks, such as cyber attacks and data breaches; increased operating costs, including labor-related and energy costs and costs relating to the imposition or retrospective application of duties on imported products; currency risks and other risks associated with international markets; the risk that customers may become insolvent, may delay payments or may impose deductions or penalties on amounts owed to the Company; costs of compliance with governmental regulations and government investigations; liability associated with non-compliance with governmental regulations, including regulations pertaining to the environment, Federal and state employment laws, and import and export controls and customs laws; and other factors described more fully in the Company’s annual report on Form 10-K and elsewhere in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

CSS’ consolidated statements of operations for the three- and six months ended September 30, 2017 and 2016, condensed consolidated balance sheets as of September 30, 2017, March 31, 2017 and September 30, 2016, and condensed consolidated statements of cash flows for the six months ended September 30, 2017 and 2016 follow:

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(in thousands, except per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2017	2016	2017	2016

Net sales	$101,397	$101,291	$149,721	$146,609
Cost of sales	74,722	69,691	111,234	102,712
Gross profit	26,675	31,600	38,487	43,897
Selling, general and administrative expenses	23,282	20,921	43,978	38,495
Operating income (loss)	3,393	10,679	(5,491)	5,402
Gain on bargain purchase	—	(376)	—	(376)
Interest expense (income), net	47	(4)	(7)	(93)
Other expense (income), net	(169)	(11)	(328)	(102)
Income (loss) before income taxes	3,515	11,070	(5,156)	5,973
Income tax expense (benefit)	502	4,078	(1,105)	2,267
Net income (loss)	$3,013	$6,992	$(4,051)	$3,706

Weighted average shares outstanding:
Basic	9,109	9,076	9,099	9,065
Diluted	9,143	9,107	9,099	9,111

Net income (loss) per common share:
Basic	$0.33	$0.77	$(0.45)	$0.41
Diluted	$0.33	$0.77	$(0.45)	$0.41

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2017	March 31, 2017	September 30, 2016
	(Unaudited)	(Audited)	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$27,214	$47,693	$30,241
Short-term investments	—	19,931	—
Accounts receivable, net	95,014	48,814	91,577
Inventories	106,896	105,258	93,701
Prepaid expenses and other current assets	13,245	10,793	12,741
Total current assets	242,369	232,489	228,260
Property, plant and equipment, net	35,453	35,764	27,204
Deferred income taxes	—	—	2,363
Other assets
Goodwill	19,916	19,916	19,677
Intangible assets, net	42,198	43,879	41,160
Other	8,977	7,146	6,657
Total other assets	71,091	70,941	67,494
Total assets	$348,913	$339,194	$325,321
Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$226	$220	$—
Accounts payable	26,067	14,223	26,652
Accrued payroll and other compensation	8,081	7,884	7,070
Accrued customer programs	6,338	5,030	3,622
Accrued income taxes	564	425	551
Other current liabilities	11,275	8,601	10,961
Total current liabilities	52,551	36,383	48,856
Long-term debt, net of current portion	342	456	—
Deferred income taxes	4,144	4,430	—
Other long-term obligations	3,971	3,771	4,590
Stockholders’ equity	287,905	294,154	271,875
Total liabilities and stockholders’ equity	$348,913	$339,194	$325,321

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited
(in thousands)

	Six Months Ended September 30,
	2017	2016
Cash flows from operating activities:
Net (loss) income	$(4,051)	$3,706
Adjustments to reconcile net (loss) income to net cash used for operating activities:
Depreciation and amortization	4,246	4,270
Amortization of inventory step-up	7,028	—
Accretion of investment discount	(69)	(194)
Provision for accounts receivable allowances	1,298	2,553
Deferred tax (benefit) provision	(362)	799
Share-based compensation expense	803	688
Gain on bargain purchases	—	(376)
(Gain) loss on sale of assets	(14)	43
Changes in assets and liabilities	(43,041)	(53,515)
Total adjustments	(30,111)	(45,732)
Net cash used for operating activities	(34,162)	(42,026)
Cash flows from investing activities:
Maturities of investment securities	20,000	60,000
Purchase of businesses	—	(1,125)
Purchase of property, plant and equipment	(2,021)	(2,831)
Purchase of company owned life insurance policy	(750)	—
Purchase of intangibles	—	(100)
Proceeds from sale of fixed assets	14	311
Net cash provided by investing activities	17,243	56,255
Cash flows from financing activities:
Payments on long-term debt	(109)	—
Dividends paid	(3,644)	(3,634)
Exercise of stock options, net of tax withholdings	37	(32)
Payments for tax withholding on net restricted stock settlements	—	(527)
Tax effect on stock awards	—	278
Net cash used for financing activities	(3,716)	(3,915)
Effect of exchange rate changes on cash	156	—
Net (decrease) increase in cash and cash equivalents	(20,479)	10,314
Cash and cash equivalents at beginning of period	47,693	19,927
Cash and cash equivalents at end of period	$27,214	$30,241

CSS Industries, Inc.
Reconciliation of Certain Non-GAAP Measures
(Unaudited)
(in thousands, except per share amounts)

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) in this release, the Company has provided certain non-GAAP financial information, specifically adjusted diluted income per share, adjusted EBITDA, adjusted gross profit, adjusted gross margin, adjusted operating income, and adjusted net income. These measures are non-GAAP metrics that exclude various items that are detailed in the accompanying financial tables reconciling U.S. GAAP results to non-GAAP results that are included in this release. Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because the information may allow investors to better evaluate ongoing business performance and certain components of the Company’s results. In addition, the Company believes that the presentation of these financial measures enhances an investor’s ability to make period to period comparisons of the Company’s operating results. The presentation of our non-GAAP measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. The Company has reconciled the non-GAAP information included in this release to the nearest U.S. GAAP measures, as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures.

	Three Months Ended September 30,
	2017	2016
Diluted income per share	$0.33	$0.77
Acquisition integration and other	0.05	—
Gain on bargain purchase	—	(0.04)
McCall inventory step-up amortization	0.27	—
Adjusted diluted income per share	$0.65	$0.73

Net income	$3,013	$6,992
Interest expense (income)	47	(4)
Other expense (income)	(169)	(11)
Income tax expense (benefit)	502	4,078
Depreciation and amortization	2,120	2,110
Acquisition integration and other	745	—
Gain on bargain purchase	—	(376)
McCall inventory step-up amortization	3,843	—
Adjusted EBITDA	$10,101	$12,789

CSS Industries, Inc.
Reconciliation of Certain Non-GAAP Measures
(Unaudited)
(in thousands)

	Three Months Ended September 30,
	2017	2016
Gross profit	$26,675	$31,600
Gross margin %	26.3%	31.2%
McCall inventory step-up amortization	3,843	—
Adjusted gross profit	$30,518	$31,600
Adjusted gross margin %	30.1%	31.2%

Operating income	$3,393	$10,679
Operating income %	3.3%	10.5%
McCall inventory step-up amortization	3,843	—
Acquisition integration and other	745	—
Adjusted operating income	$7,981	$10,679
Adjusted operating income %	7.9%	10.5%

Net income	$3,013	$6,992
McCall inventory step-up amortization	3,843	—
Acquisition integration and other	745	—
Gain on bargain purchase	—	(376)
Tax impact (1)	(1,652)	—
Adjusted net income	$5,949	$6,616

(1) Tax impact determined using an incremental U.S. tax rate of 36%.

CSS Industries, Inc.
Adjusted EBITDA Guidance
Non-GAAP Reconciliation
(Unaudited)
(in millions)
	FY 2018	FY 2017
Net (loss) income	($5.0) - ($2.0)	$28.5
Income tax (benefit) expense	(1.9) - (0.9)	1.2
Depreciation and amortization	10.2	8.5
Gain on bargain purchases	—	(20.0)
Inventory step-up amortization	18.2	3.6
Acquisition integration and other	6.6	2.5
Severance	—	0.7
Legal settlements	(0.1)	0.2
Adjusted EBITDA (2)	$28.0 - $32.0	$25.1

(2) FY 2017 Adjusted EBITDA does not foot due to rounding.